Exhibit 99.2

Consent of Oppenheimer & Co. Inc.

Oppenheimer & Co. Inc. (“Oppenheimer”) hereby consents to the inclusion of our opinion letter, dated September 29, 2025, to the Board of Directors (in its capacity as such) of Barinthus Biotherapeutic PLC (“Barinthus Bio”) included as Annex G, and to the references thereto under the captions “Summary – Opinion of Oppenheimer as Financial Advisor of Barinthus Bio,” “The Transactions – Background of the Transactions”, “The Transactions – Barinthus Bio’s Reasons for the Transactions and Recommendation of the Barinthus Board,” and “The Transactions – Opinion of Oppenheimer as Financial Advisor of Barinthus Bio” in this proxy statement/prospectus relating to the proposed business combination involving Barinthus Bio, Beacon Topco, Inc., Cdog Merger Sub, Inc. and Clywedog Therapeutics, Inc., which proxy statement/prospectus forms a part of this Registration Statement on Form S-4 of Beacon Topco, Inc. (the “Registration Statement”).

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus, proxy statement, information statement or any other document, without our prior written consent.

/s/ Oppenheimer & Co. Inc.

OPPENHEIMER & CO. INC.

Dated: November 7, 2025